BINGHAM McCUTCHEN

Bingham McCutchen LLP

150 Federal Street

Boston, MA

02110-1726

T 617.951.8000

F 617.951.8736

June 25, 2007

Bell Boyd & Lloyd LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

Re:	Nuveen Tax-Advantaged Dividend Growth Fund

As special Massachusetts counsel for Nuveen Tax Advantaged Dividend Growth Fund (the “Registrant”), we consent to the incorporation by reference of our opinion filed with Pre-effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 on May 24, 2007.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP